Exhibit 99.1

Alkermes Contacts:
For Investors:	Sandy Coombs,	+1 781 609 6377
For Media:	Matthew Henson,	+1 781 609 6637

Alkermes Announces Departure of Jim Robinson

DUBLIN, Ireland, April 8, 2019 — Alkermes plc (Nasdaq: ALKS) announced today that Jim Robinson, President and Chief Operating Officer, has resigned from his position and will leave the company, effective April 19, 2019, for personal reasons.

“The past year has been incredibly rewarding and I am honored to have had the opportunity to work for an organization so committed to making an impact for patients struggling with serious mental illness and addiction,” said Jim Robinson. “This was an exceedingly difficult decision, but after much reflection, it is the right choice for me and my family. I have tremendous admiration and respect for the employees of Alkermes and look forward to watching their future progress.”

“On behalf of the Alkermes team, I would like to thank Jim for his contributions, and I wish him well in his future endeavors,” said Richard Pops, Chief Executive Officer. “Alkermes is rooted in our mission to bring patient-centered treatment options to those suffering from serious CNS disorders. We have assembled a diverse and important collection of capabilities and expertise and we are well positioned to further build our leadership position in these challenging disease areas.”

About Alkermes plc

Alkermes plc is a fully integrated, global biopharmaceutical company developing innovative medicines for the treatment of central nervous system (CNS) diseases. The company has a diversified commercial product portfolio and a substantial clinical pipeline of product candidates for chronic diseases that include schizophrenia, depression, addiction, multiple sclerosis and oncology. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

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